Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Guaranty Financial Services, Inc. and Subsidiary
Huntington, West Virginia

We consent to the use in this Registration Statement on Form S-4 of Guaranty Financial Services, Inc. and Subsidiary of our report dated April 8, 2009, relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
June 8, 2009

Innovation With Results

AF Center ● 101 Washington Street, East ● P.O. Box 2629 ● Charleston, West Virginia 25329
304/346-0441 ● 800/642-3601
www.afnetwork.com